Exhibit 10.3
SECOND AMENDMENT TO LEASE AGREEMENT
     THIS AMENDMENT is made as of the 29th day of March, 2006 (“Effective Date”), by and between DAYTONA INTERNATIONAL SPEEDWAY, LLC, a Delaware limited liability company, (which for consistency of terminology with the Underlying Lease will be referred to in this Second Amendment as “Corporation”) as the assignee of INTERNATIONAL SPEEDWAY CORPORATION, formerly known as DAYTONA INTERNATIONAL SPEEDWAY CORPORATION, formerly known as BILL FRANCE RACING, INC. and DAYTONA BEACH RACING AND RECREATIONAL FACILITIES DISTRICT, a Florida independent special district, created by special act and codified by Chapter 2002-338 (“District”).
WITNESSETH:
     WHEREAS, the District and The City of Daytona Beach, Florida (the “City”) entered into that certain Lease, dated the 29th day of December, 1955 (“Underlying Lease”), providing for the District’s use of the real property described therein (“Underlying Leased Land”), commencing on January 1, 1956 and terminating on December 31, 2054;
     WHEREAS, the City transferred its ownership interest in the Underlying Leased Land and its interest under the Underlying Lease in its entirety to Volusia County, Florida (the “County”);
     WHEREAS, in or about 1955, the District purchased approximately 73 acres of real property adjacent to or near the Underlying Leased Property (“District Property”; collectively, with the Underlying Leased Property, referred to as the “Property”);
     WHEREAS, the District and the Corporation’s assignor and predecessor in interest entered into that certain Agreement, dated the 8th day of November 1957, which was amended by that certain Amendment to Lease Agreement, dated the 26th day of July, 1994 (collectively, the “Lease”) for the Corporation’s lease of the Property through November 7, 2032, after the exercise of all of the Corporation’s rights to extend;
     WHEREAS, in July, 2005, the Corporation offered to increase the annual rent payments to the District under the Lease, in exchange for an amendment which would extend the Lease through November 7, 2054 (“Expiration Date”);
     WHEREAS, District and Corporation are willing to continue their landlord-tenant relationship through and including the Expiration Date and desire to amend the Lease as provided herein.
     NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree to amend the Lease, as follows:
     1.      All defined terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Lease.
     2.      The first paragraph following the two-paragraph, legal description of PARCEL 3 on Page 3 of Section I of the Lease is hereby deleted in its entirety and the following inserted:
“TO HAVE AND TO HOLD the same, with all rights, privileges, easements and appurtenances thereunto attaching and belonging unto the said Corporation for and during the term of fifty (50) years, commencing on the 8th day of November A.D., 1957, and ending on the 7th day of November, 2007, with a continuing extension commencing on the 8th day of November, 2007, and ending on the 7th day of November, 2054, (“Expiration Date”) the said Corporation, its successors and assigns paying rent therefor and yielding possession thereof as hereinafter provided.”
     3.      The second paragraph of the portion of Section I, entitled “RENT”, of the Lease is hereby deleted in its entirety, without affecting any rights already exercised including without limitation the Corporation’s exercise of the option to extend the term of the Lease through November 7, 2032, and the following inserted:
RENT. Notwithstanding the provisions provided in the foregoing paragraph and in lieu of contradictory payment obligations, the Corporation shall pay (a) Ten Thousand Dollars ($10,000) plus sales tax on the rental payment as required by law, if applicable (“Sales Tax”), originally due on November 8, 2006, for the Corporation’s possession of the property through November 7, 2006, on March 29, 2006; (b) Five Hundred Thousand Dollars ($500,000) plus Sales Tax, on March 29, 2006, for the Corporation’s possession of the property from November 8, 2006, through November 30, 2007; (c) such amounts as are provided in Exhibit “A”, which is attached hereto and incorporated herein by reference as if restated in its entirety, plus Sales Tax on December 1st of each applicable lease year through the Expiration Date., for the Corporation’s possession of the property for the upcoming twelve (12) month period. Such rental payments for the leasehold interest are deemed to be fair and practicable consistent with the District’s enabling legislation.
     4.      Subsection (E) of the portion of the Lease entitled GENERAL is hereby deleted in its entirety and intentionally left blank hereafter.
     5.      A new Subsection (F) of the portion of the Lease entitled GENERAL is hereby added as follows:
(F) The Corporation covenants and agrees to use reasonable efforts to assist the District with marketing and promotional activities and initiatives supporting the District’s use of the demised property as contemplated herein. Reasonable efforts shall not include any activity which would have an out of pocket expense to the Corporation or interfere with or conflict with the Corporation’s plans for use of the demised premises or the actual use thereof. The District shall provide Corporation with timely written request(s) of any marketing, promotional activities, or initiatives for which the District is seeking Corporation’s assistance. The remedy for breach of this provision shall not include termination of the Lease as amended.
     6.      The nine (9) paragraphs that comprise subsection (A) of the portion of the Lease entitled DISTRICT USE are hereby deleted in their entirety and the following inserted:
(A) Authorized Use for Car Shows. The District shall have the right to use the grandstands, parking area, and race course or race courses, including but not restricted to the area within the race course or race courses as they may be configured from time to time (for purposes of this subsection (A), hereafter referred to as the “Show Area”), for the purpose of conducting Car Shows, which shall mean antique, classic, collector and custom automobile shows consistent with the District’s practices prior to this Amendment, including but not limited to size and scope (i.e., Turkey Run and Spring Daytona Beach), and including but not limited to the right to charge admissions and to control egress and ingress (“Car Shows”). The District may conduct the Car Shows during two (2) separate periods of up to eleven (11) days each, presently contemplated to be in and around the fourth (4th) week in March and in, around and including the week of Thanksgiving each year. At least twelve (12) months prior to each 11-day period, the District and Corporation shall reasonably agree on the exact dates of the District’s use of the Show Area as well as any utilities, services or logistical assistance to be provided by Corporation. The Corporation shall grant access to the Show Area and acknowledges that it has no ownership of the Car Show(s) in the Show Area, including without limitation the intellectual property of the Car Show(s). However, such ownership by the District shall not extend to any intellectual property owned or controlled by the Corporation.

Additional Use(s). In addition to the foregoing and as limited by the terms hereof, the District shall have the right to use the Show Area for all proper public uses and purposes (“Additional Use(s)”) for periods aggregating up to eight (8) days in each Lease year hereafter and during the term of this agreement, on dates and for terms when the Show Area or any such part thereof desired by the District for the Additional Uses is not being used by the Corporation, and the use of any such part of the facility on any such date or for any such term does not unreasonably interfere with or conflict with the Corporation’s plans therefor or use thereof. The Corporation shall grant access to the Show Area and acknowledges that it has no ownership of the Authorized Use(s) in the Show Area, including without limitation the intellectual property of the Additional Use(s). However, such ownership by the District shall not extend to any intellectual property owned or controlled by the Corporation.

It is intended that at all times when the grandstands, parking areas or race course or courses or any part thereof is (a) not being utilized by the Corporation, and (b) subject to other restrictions of Additional Use(s) set forth herein, such part or parts of the said facility as is herein made available to the District, shall be available to the District for all proper public uses and purposes, including the Authorized Use(s), for periods totaling no more than thirty (30) days in each Lease year.

The District’s rights to use the Show Area for the Car Shows or the Additional Uses shall not be assigned or transferred to any other person or entity without the express written consent of the Corporation, which shall not be unreasonably withheld. Any attempted assignment or transfer without the express written consent of the Corporation shall be null and void.

Use Limitation on Additional Use(s). For the Additional Use(s), the District shall not use nor permit any part of the Show Area to be used for motorized races, motorized exhibits, motorized exhibitions and displays, and motorized shows, including but not limited to motor vehicular races, motor vehicle thrill shows and other motor vehicle attractions and exhibitions, contests, demonstrations and events of like nature, of every kind and description, excepting only that this prohibition shall not apply to isolated attractions of a motorized nature operated as a side show and a part of and in connection with circuses, carnivals, fairs, festivals, and other such events of a temporary nature only, and so long as the same are not the primary event or attraction offered or staged.

Notice Requirement for Additional Use(s). At least six (6) months prior to any Additional Use by the District, the District shall provide the Corporation with a written request to use all or a portion of the Show Area, with such notice outlining the intended Additional Use(s), as well as the dates of such intended Additional Use(s). If the aggregate of all such dates of the Authorized Use for Car Shows and Additional Uses does not total thirty days, then the District shall have the opportunity of adding additional dates and terms by providing notice as contemplated for Additional Use(s) herein, until such total use equals thirty (30) days, subject to the all restrictions and requirements herein.

Corporation’s Rights as to Additional Use(s). It is fully understood and agreed that any Additional Use(s) or any dates for Additional Use(s) requested in writing by the District which conflict with events or uses previously scheduled or planned by the Corporation may be rejected by the Corporation by written notice to the District given on or before the expiration of thirty (30) days after receipt of such written request from the District. If the Corporation does not respond to the District within thirty (30) days of receipt of the written request, said request shall be deemed rejected by Corporation.
     7.      If the County extends the term of the Underlying Lease or sells or otherwise transfers the Underlying Leased Land to the District (“Trigger Event”), the District covenants and agrees to negotiate with the Corporation, in good faith, before agreeing to negotiate with any other party, on the extension of the term of the Lease or the sale or other disposition of any other property rights the District may have with regard to the Property for a period of ninety (90) days commencing on the date of the Trigger Event (“Exclusive Negotiation Period”). The Exclusive Negotiation Period will terminate in the event the District has no property rights with respect to the Underlying Leased Land. Nothing herein shall be construed as amending the Underlying Lease with the County or as binding the County in any form or fashion or as requiring the District to take any action in regards to its rights under the Underlying Lease.
     8.      The District and Corporation each represent and warrant to the other, (a) that each party is authorized and empowered to enter into this Amendment, (b) that the terms hereof, and the Lease, as amended, shall be binding upon them, and (c) that except for this agreement and the amendment reflected in the recitals above, the Lease is unchanged.
     9.      Attached hereto as Exhibit “B”, solely as a means of clarification, is a copy of the Lease with references to the amendments contemplated in the foregoing Paragraphs 2 through 5. Exhibit “B” is expressly not incorporated herein by reference.
     10.      Except as otherwise provided in the Lease, if breach of any provision covered by this Amendment shall at any time be made by Corporation, the District shall provide written notice of breach to Corporation and the Corporation shall have ninety (90) days from receipt of such written notice to cure said breach.
     11.      During the Car Show(s) and/or Additional Use(s) events, District and Corporation shall enter into a supplemental agreement commensurate with practices prior to this. Said agreement shall provide for any utilities, services or logistical assistance to be provided by Corporation indemnification, insurance, representations and warrants. Copy of sample agreement is attached hereto as Exhibit C and is made a part hereof.
     12.      Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be valid and effective under applicable law; however, if any material provision of this Amendment (including but not limited to the amended rental payment amount and/or the amended Expiration Date) shall be invalid or prohibited for any reason, then the Lease as in effect prior to this Amendment shall be reinstated.
     13.      This Amendment shall be effective as between the parties as of the Effective Date. This Amendment and the documents contemplated by it record the final, complete, and exclusive understanding between the parties hereto regarding the amendments to the Lease. To the extent of a conflict between the terms of the Lease and this Amendment, the terms of this Amendment shall control. Except as amended and modified by this Amendment, all other terms of the Lease remain in full force and effect, in accordance with its respective terms.
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     IN WITNESS WHEREOF, the undersigned have executed this Amendment to Lease as of the day and year first above written.

DAYTONA BEACH RACING AND RECREATIONAL FACILITIES DISTRICT	DAYTONA INTERNATIONAL SPEEDWAY, LLC

/s/ Fred Thellman	/s/ William C. France

By: Fred Thellman, as Chairman	By: William C. France, Authorized
Date: March 29, 2006	Representative
Date: March 29, 2006

/s/ Baron H. “Bud” Asher	/s/ James C. France

By: Baron H. “Bud” Asher, as Vice-Chairman	By: James C. France, Authorized Representative
Date: March 29, 2006	Date: March 29, 2006

/s/ Herbert Sussman	/s/ Lesa France Kennedy

By: Herbert Sussman, as Commissioner	By: Lesa France Kennedy, Authorized
Date: March 29, 2006	Representative
Date: March 29, 2006

/s/ Irvin White	/s/ Brian Z. France

By: Irvin White, as Commissioner	By: Brain Z. France, Authorized
Date: March 29, 2006	Representative
Date: March 29, 2006

/s/ George D. Anderson

By: George D. Anderson, as Commissioner
Date: March 29, 2006